SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

September 18, 2007 (September 17, 2007)
____________________________________
Date of Report (Date of earliest event reported)

Zion Oil & Gas, Inc.
_______________________________________
(Exact name of registrant as specified in its charter)

Delaware
______________________________
(State or other jurisdiction of incorporation)

333-131875 (Commission File Number)	20-0065053 (IRS Employer Identification No.)

6510 Abrams Road, Suite 300, Dallas, TX 75231
_____________________________________
(Address of Principal Executive Offices)

Registrant's telephone number, including area code: 214-221-4610

INFORMATION TO BE INCLUDED IN THE REPORT

Item 1.01: Entry into a Material Definitive Agreement

On September 17, 2007, Zion signed an Agreement with the Geophysical Institute of Israel ("GII") for the acquisition of a seismic, gravimetric and magnetic survey in the area subject of Zion's Asher-Menashe petroleum exploration license. The agreement provides that GII will perform a geophysical survey for Zion in which GII shall acquire for Zion seismic, gravimetric and magnetic data, which for the purposes of the agreement was estimated at 40 kilometers. The agreement provides that the length of the program may be increased or decreased (but not below a minimum of 20 kilometers) at Zion's discretion. Zion currently estimates that the program will cover up to 60 kilometers and, pursuant to the agreement, has submitted a preliminary work program designed for the acquisition of approximately 60 kilometers of data.

Under the terms of the agreement, a work program to include a description of the survey lines and technical parameters, will be prepared by Zion in consultation and coordination with GII no later 14 days prior to commencement of field data acquisition and work is scheduled to commence no later than December 15, 2007, subject to deferral in the event of causes beyond the control of GII.

The agreement provides for the survey to be performed on a per kilometer basis at a rate of New Israeli Shekels (NIS) 40,000 (approximately $9,751 at the representative rate of NIS 4.102 per USD published on Sept. 12, 2007) with seismic tails (being the distance between the first and last shot points and the first and last geophones, respectively) to be billed at NIS 20,000 per kilometer. In addition, the agreement provides for a NIS 80,000 mobilization and demobilization payment; Zion is also to reimburse GII certain payments made by GII to third parties, including permitting fees and damages other than as caused by fault of GII.

Under the agreement, Zion made a payment of NIS 160,000 on signing and will make an additional payment of NIS 690,000 seven days prior to the commencement of field acquisition work. The remaining amount due will be paid on completion of the survey and against delivery of a full set of magnetic tapes of the survey, including the last tape, and related data.

The agreement provides for a dispute resolution procedure and further provides that, if Zion cancels the agreement prior to commencement of field acquisition, it will forfeit NIS 160,000, an amount equal to the initial on account payment, as liquidated damages.

Item 9.01: Exhibits

10.1 Agreement, dated September 17, 2007, between Zion Oil & Gas, Inc. and the Geophysical Institute of Israel.

SIGNATURES

Pursuant to the requirements of The Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Date: September 18, 2007

Zion Oil and Gas, Inc.

By: /s/ Richard J. Rinberg

Richard J. Rinberg
Chief Executive Officer